Results of June 29, 2006 shareholder meeting
(Unaudited)

The annual meeting of shareholders of the fund was held on June
29, 2006.

At the meeting, each of the nominees for Trustees was elected, as follows:

	     	Votes		Votes
		For		Withheld
Jameson A. Baxter		157,705,371		11,338,010
Charles B. Curtis		157,728,297		11,315,084
Myra R. Drucker		157,712,751		11,330,630
Charles E. Haldeman, Jr.		157,818,759		11,224,622
John A. Hill		157,728,316		11,315,065
Paul L. Joskow		157,754,240		11,289,141
Elizabeth T. Kennan		157,614,741		11,428,640
Robert E. Patterson		157,785,119		11,258,262
George Putnam, III		157,768,582		11,274,799
W. Thomas Stephens		147,052,748		21,990,633
Richard B. Worley		157,746,287		11,297,094


A proposal to convert the fund to an open-end investment company and approve certain related changes to the funds Agreement and Declaration of Trust was defeated as follows:

			Votes for	Votes against	Abstentions	Broker
non-votes
			30,287,224	52,719,616	3,345,694
	82,690,847

A shareholder proposal to reduce the Board of Trustees by one-third was defeated as follows:

			Votes for	Votes against		Abstentions
			24,963,682	57,982,656		3,406,196



All tabulations are rounded to nearest whole number.